As filed with the Securities and Exchange Commission on November 13, 2006
Registration No. 333-130796

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENTIUM S.p.A.
(Exact Name of Registrant as Specified in its Charter)
NOT APPLICABLE
(Translation of Registrant’s Name into English)

Republic of Italy (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Piazza XX Settembre 2
22079 Villa Guardia (Como), Italy
+39 031 385111
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Theodore L. Polin, Esq. Christopher M. Locke, Esq. Epstein Becker & Green, P.C. 250 Park Avenue New York, New York 10177 (212) 351-4500 (Phone) (212) 661-0989 (Fax)

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

This post-effective amendment shall become effecitve in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date that the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

EXPLANATORY NOTE

On December 30, 2005, Gentium S.p.A. filed a Registration Statement on Form F-1 (Registration No. 333-130796) (the “Form F-1 Registration Statement”) registering the resale of certain outstanding ordinary shares and ordinary shares issuable upon exercise of warrants by selling securityholders. On January 26, 2006, the company filed an Amendment No. 1 to the Form F-1 Registration Statement. On January 30, 2006, the Securities and Exchange Commission declared the Form F-1 Registration Statement effective.

The company filed two registration statements on Forms F-3 (Registration Nos. 333-137551 and 333-138202) on September 22, 2006 and October 25, 2006, respectively, registering the resale of the ordinary shares whose resale was originally registered on the Form F-1 Registration Statement. Such Form F-3 registration statements were declared effective by the Securities and Exchange Commission on October 6, 2006 and October 31, 2006, respectively. As a result, the company does not need to maintain the registration of the resale of those securities on the Form F-1 Registration Statement.

The company wishes to discontinue the effectiveness of the Form F-1 Registration Statement. In accordance with the undertaking of the company in Part II of the Form F-1 Registration Statement and in accordance with Rules 477 of the Securities Act of 1933, as amended, the company hereby withdraws the Form F-1 Registration Statement with respect to the unsold portion of securities registered thereunder and hereby deregisters the ordinary shares registered thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Villa Guardia (Como) Italy, on this 10th day of November, 2006.

GENTIUM S.P.A.

By:	/s/ Dr. Laura Ferro
Dr. Laura Ferro
President and Chief Executive Officer